James F. Ebisch

15101 S. Cheney-Spokane Road

Cheney, WA 99004

509-235-4955

December 19, 2012

U.S. Securities and Exchange Commission
Division of Corporation Finance
100 F Street, N.E.
Washington, DC 20549

Re:	Hunt Mining Corp. – Form F-1 Registration Statement

Dear Sirs and Madames:

James F. Ebisch R.P. Geo hereby consents to the inclusion or incorporation by reference in Hunt Mining Corp.’s amended registration statement on Form F-1/A (the “Registration Statement”) dated on or around the date hereof, and thereafter, and for any further amendment in connection therewith, of the following:

  My report entitled La Josefina Project, NI 43-101 Compliant Technical Report Dated: September 2009 (the “Report”).

I concur with the summary of the information in the Report disclosed in such Registration Statement, and I consent to being named as an expert in such Registration Statement.

/s/ James F. Ebisch
[Signature]

James F. Ebisch, R.P. Geo